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                                                                    EXHIBIT 99.2


                                      AGREEMENT



    THIS AGREEMENT is made and entered into this 25th day of September, 1997, by and among Children's Broadcasting Corporation, a Minnesota corporation ("Purchaser"), and Glenn B. Laken, nominee, a resident of the State of Illinois (hereinafter, the "Seller").

    WHEREAS, Seller, as nominee and attorney-in-fact for certain individuals, has represented that such individuals are the owners of 225,000 shares of the common stock of Harmony Holdings, Inc., a Delaware corporation ("HHI"); and

    WHEREAS, Seller and Purchaser desire to enter into a put and call arrangement whereby Seller can require Purchaser to purchase such shares on or after January 31, 1998, and Purchaser shall have the right to purchase such shares on or before February 15, 1998, all subject to and upon the conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

         1.   OWNERSHIP OF HHI SECURITIES.  Seller's principals have a
beneficial interest in 225,000 shares of the common stock of HHI.   Seller does
not own or have a beneficial interest in any other securities of HHI except as set forth in Amendment No. 2 to the Laken Committee's Schedule 14A on file with the Securities and Exchange Commission. For purposes of this Agreement, the "Shares" shall refer to the 225,000 shares of common stock of HHI which are owned by Seller as of the date hereof, reduced by any number of such shares sold by Seller in brokerage transactions on or after the date hereof and prior to receipt of a Call Notice (as hereinafter defined). If Seller shall dispose of any of the Shares, he shall give written notice thereof to Purchaser within five business days following such disposition. Such written notice shall specify the number of Shares in such disposition, the name of the owner making such disposition, the date of such disposition, and the name of the broker-dealer through which such disposition was made.

         2.   PUT AGREEMENT.  On or after January 31, 1998 and prior to
February 15, 1998, Seller shall have the right to require Purchaser to purchase the Shares, and Seller shall sell the Shares, upon written notice to Purchaser (the "Put Notice"), at a price of $2.50 per share (the "Purchase Price"). Upon receipt of the Put Notice, Purchaser shall purchase the Shares at the Purchase Price per Share; provided, however, that if Purchaser has not consummated the sale of its radio stations to Global Broadcasting Company, Inc. pursuant to an Asset Purchase Agreement dated July 16, 1997, Purchaser may, upon giving written notice to Seller within five (5) business days following its receipt of the Put Notice, postpone the purchase of the Shares to not later than 5:00 p.m., Minneapolis time, on March 31, 1998


                                (Page 15 of 57 Pages)
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(the "Extension Date").  Notwithstanding the foregoing, if at any time prior to
Seller's giving the Put Notice to Purchaser, the closing sale price of a Share of common stock of HHI as quoted or published by Nasdaq, or by such other quotation system or exchange on which the common stock of HHI may be listed or published, shall equal or exceed $2.50 per Share (as adjusted for any stock splits or dividends or other recapitalization events), for at least ten consecutive trading days the right of Seller to require Purchaser to purchase the Shares pursuant to this Agreement, or otherwise, shall terminate.

         3. CALL AGREEMENT. Purchaser, at any time prior to February 15, 1998, shall have the right to purchase, and Seller agrees to sell, the Shares (except to the extent Purchaser has previously been required to purchase the Shares pursuant to a Put Notice) upon giving written notice to Seller (the "Call Notice") at the Purchase Price per Share. Notwithstanding the foregoing, if at any time prior to Purchaser's giving the Call Notice to Seller, the bid price or, if there is no published bid price, the closing sale price of a Share of common stock of HHI as quoted or published by Nasdaq, or by such other quotation system or exchange on which the common stock of HHI may be listed or published, shall equal or exceed $2.50 per Share (as adjusted for any stock splits or dividends or other recapitalization events), for at least ten consecutive trading days the right of Purchaser to require Seller to sell the Shares pursuant to this Agreement, or otherwise, shall terminate.

    In addition, the Seller may dispose of any or all of the shares of HHI he owns prior to actual receipt of the call notice, and in such event, said call shall terminate as to such shares; provided that Seller gives notice of such sale within five (5) business days following any such transaction.

         4. CLOSING. The closing of the purchase of the securities in the case of a put by Seller as specified in Section 2 of this Agreement shall take place on the fifth business day following Purchaser's receipt of the Put Notice, or, in the case of a call by Purchaser pursuant to Section 3, the closing of the purchase of the securities shall take place on the fifth business day following Seller's receipt of the Call Notice (in either case, the "Closing") as specified in Section 3. The Purchase Price per Share shall be wire-transferred by Purchaser to a broker-dealer specified by Purchaser. Seller shall deliver the Shares on the Closing Date through The Depository Trust Company ("DTC") for delivery to the broker-dealer for the account of Purchaser. The Shares shall be transferred to Purchaser by the broker-dealer, pursuant to a letter of instructions from Seller and Purchaser, upon receipt of the Purchase Price by the broker-dealer. Concurrent therewith, the broker-dealer shall pay the Purchase Price to Seller by wire transfer.

         5. REPRESENTATIONS AND WARRANTIES BY SELLERS. Seller represents and warrants that:

         (a) he is the attorney-in-fact for the beneficial owners of the Shares;


                                (Page 16 of 57 Pages)
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         (b)  he owns, or has beneficial interest in, and has good and marketable title to, the Shares to be sold to Purchaser hereby, free and clear of all liens, security interests and encumbrances, of any kind or nature;

         (c) he has duly authorized, executed and delivered this Agreement, and that the same is the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, and not in violation of any agreement to which such Seller is a party;

         (d) he has the right, power and authority to transfer, convey and sell to Purchaser, or to cause the same, at the Closing, the Shares to be sold by him as described in Section 1 of this Agreement and, upon consummation of this Agreement, Purchaser will acquire good and marketable title to such shares, free and clear of all liens, security interests or other covenants or agreements, other than encumbrances resulting from actions of Purchaser.

         6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants that this Agreement has been duly authorized by all necessary action on the part of the Purchaser and is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

         7. STANDSTILL AND RELEASE.

         7.1 STANDSTILL. In consideration of the covenants and agreements contained herein, Seller, on behalf of each owner of the Shares, covenants and agrees that, for a period of five years from the date of this Agreement, unless such shall have been specifically invited in writing by the Boards of Directors, HHI or Purchaser, neither he nor any of his affiliates, agents or representatives, will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in,
(i) any acquisition of any securities (or beneficial ownership thereof) or assets of HHI or Purchaser or any of their subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving HHI or Purchaser or any of their subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to HHI or Purchaser or any of their subsidiaries; (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of HHI or Purchaser or any of their subsidiaries; or (v) any communication with any employee of HHI or Purchaser or any of their subsidiaries (except that this restriction shall not apply to communications to Harvey Bibicoff on matters unrelated to HHI, its business, employees or independent contractors, or to Purchaser); (b) form, join or in any way participate in a "group" (as defined under the 1934 Act);
(c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of HHI or Purchaser or any of their subsidiaries; (d) take any action which might force HHI or Purchaser or any of their subsidiaries to make a public announcement regarding any of the types of matters


                                (Page 17 of 57 Pages)
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set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Seller also agrees during such period not to request HHI or Purchaser or any of their subsidiaries (or their directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).
Seller further covenants and agrees that Seller will not encourage other shareholders of HHI to bring actions or assert claims against HHI or Purchaser. The provisions of this Section 7.1 shall survive the closing of the transaction contemplated by this Agreement.

         7.2 RELEASE BY SELLER. For valuable consideration, receipt of which is hereby acknowledged, Seller, as attorney-in-fact and Agent for each beneficial owner of the Shares, releases and will release HHI, its shareholders, officers and directors, and Purchaser, and its shareholders, officers and directors, and the respective agents, independent contractors and representatives of the same (collectively, the "Seller Released Parties") from and against any and all claims, costs or causes of action which any of such individual beneficial owners has or may have against the Seller Released Parties, known or unknown, now existing or hereafter arising or relating to this Agreement, or the ownership or acquisition of the securities of HHI, except such cause of action or claim as may arise subsequent to the date hereof relating to the enforcement or performance of this Agreement.

         7.3 RELEASE BY PURCHASER. For valuable consideration, receipt of which is hereby acknowledged, Purchaser hereby releases and will release Seller and each of such beneficial owners and their respective agents, independent contractors and personal representatives of the same (collectively, the "Purchaser Released Parties") from and against any and all claims, costs or causes of action which Purchaser has or may have against the Purchaser Released Parties, known or unknown, now existing or hereafter arising or relating to this Agreement, or the ownership or acquisition of the Shares, except such cause of action or claim as may arise subsequent to the date hereof relating to the enforcement or performance of this Agreement.

         8.   MISCELLANEOUS.

         8.1 CHANGES, WAIVERS, ETC. Neither this Agreement nor any provision hereof may be changed, amended, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         8.2 NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail:

         (a) if to Seller, to Steven B. Nagler, c/o Siegel & Capitel, Ltd., 2275 Half Day Road, Suite 320, Bannockburn, IL 60015;


                                (Page 18 of 57 Pages)
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         (b)  if to Purchaser, to Christopher T. Dahl, at 724 First Street
    North, Minneapolis, Minnesota 55401, with a copy to Lance W. Riley, at 724 First Street North, Minneapolis, Minnesota 55401, or at such other address as Purchaser may specify by written notice to Seller;

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail, when received.

         8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by Purchaser on their behalf, and the sale and purchase of the Shares and payment therefor.

         8.4 LAW TO GOVERN; JURISDICTION. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota without regard to principles of conflict of laws. The Seller hereby consents to jurisdiction in the State of Minnesota.

         8.5 REFERENCES. Unless the content indicates otherwise, all references in the singular shall include the plural, and all references in the masculine or neuter shall include the feminine.

         8.6 BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same Agreement, whether or not all parties hereto have executed the same instrument.

         8.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         8.9 LAKEN'S AGENCY AND REPRESENTATIVE CAPACITY. Laken represents and warrants that he has the authority to execute and deliver this Agreement on behalf of certain individual owners of the Shares.

         8.10 ATTORNEYS FEES. In the event of a breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in enforcing the provisions hereof.


                                (Page 19 of 57 Pages)
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         IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed as of the date first written above.

CHILDREN'S BROADCASTING CORPORATION



                                       By /s/ James G. Gilbertson
                                         -------------------------------------
                                       James G. Gilbertson
                                       Chief Operating Officer


                                       /s/ Glenn B. Laken
                                       ---------------------------------------
                                       GLENN B. LAKEN, as agent and
                                       representative for and on behalf of the
                                       owners of 225,000 shares of common stock
                                       of Harmony Holdings, Inc.


                                (Page 20 of 57 Pages)

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